Ardent Mines’ Exercises Exclusive Option to Acquire Mineral Rights in Brazil’s Premier Mining District

Ardent Mines Ltd. (OTCQB: ADNT) (the "Company" or "Ardent Mines"), a precious resources exploration, development, and mining company with gold properties in Brazil, announced that it will exercise its exclusive option to acquire mineral rights in a highly mineralized area of 10,000 Hectares located in the Carajas Mineral Province, State of Para. The Serra dos Carajás Mineral Province is a distinct geologic dominium, well known worldwide for hosting Brazil’s largest iron, copper and gold deposits. The property is referred to as Serra do Sereno, or Misty Hills, by Ardent Mines.

The acquisition of the mineral rights by Gold Hills Mining Ltda., Ardent Mines’ fully owned Brazilian Subsidiary, from the Cooperativa dos Produtores de Minerios de Curionópolis (“COOPEMIC”), is expected to close in October 2011.

Ardent Mines expects to begin the initial exploration campaign at Misty Hills in approximately six to eight months once further geology work is completed and exploration permits are secured. The total investment for the initial campaign is expected to be between $5 million and $10 million.

Mr. Luciano Borges, President of Gold Hills Mining Ltda., Board Member of Ardent Mines Ltd. and former Vice Minister of Mines of Brazil, commented, “Millions of tons of copper and millions of ounces of gold resources have been confirmed in areas which are in the same region as Misty Hills. New significant discoveries are still being made in the area. We look forward to commencing our exploration campaigns here at Misty Hills, as well as at our other property, Serra du Ouro (“Gold Hills”), where we are beginning to define drilling targets.”

Mr. Leonardo Riera, Ardent Mines’ President and Chief Executive Officer added, “The completion of our second acquisition confirms Ardent’s focused strategy on gold, specifically in Brazil. We believe we have made great progress in this past year by assembling a world-class team and securing two high potential properties. Individually, each property has the possibility of creating a strong junior mining company, yet we have the opportunity to advance both.”

He added, “Our focus now will be on exploration. At Gold Hills, we are planning a 40,000 meter drilling campaign over the course of approximately 15 months, based on the recommendation of our geologists and SRK Consulting. At Misty Hills, we expect that our initial studies will suggest, at a minimum, a similarly-sized campaign.”

As background, Misty Hills was initially prospected by Anglo American Brasil Ltda. which identified gold and copper trends. After a contested process, the local COOPEMIC was able to secure the mineral rights on the property. On May 26, 2011, Ardent Mines entered into an exclusive option agreement with the COOPEMIC, which granted the Company an option to acquire the mineral rights on the targeted area, providing the COOPEMIC with a temporary economic interest of 30% as deferred payment for the mineral rights. The deferred payment is to be based on the results of the initial exploration campaign and calculated on the basis of the identified measured resources using international accepted standards. After the deferred payment is made, the Company would retain sole ownership of the mineral rights at all times, and full economic interests.

ABOUT ARDENT MINES

Ardent Mines has positioned itself to develop low cost gold mining operations in Brazil, a mining friendly jurisdiction. Ardent Mines owns a 100% interest in Gold Hills Mining Ltda., which in turn owns mineral rights on 3,500 Hectares, covering a highly-mineralized vein containing high grades of gold. Ardent Mines also exercised its exclusive option to acquire the mineral rights on the Serra do Sereno property, located in Carajas, Brazil, one of the better known mining districts in the world. Ardent Mines is headquartered in New York, and has a field office in Brasilia. The Company has 16.3 million shares outstanding, and trades under the ticker symbol ADNT.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may vary materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. Ardent Mines cannot provide assurances that any prospective matters described in the press release will be successfully completed or that Ardent Mines will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Annual Report on Form 10-K and in the Current Reports on Form 8-K and other filings made by Ardent Mines with the U.S. Securities Exchange Commission. Ardent Mines undertakes no obligation to update information contained in this release.

Source: Business Wire (September 28, 2011 - 9:15 AM EDT)

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